ASSET PURCHASE AGREEMENT

                                 among

                         FABCON, INCORPORATED,

                       THE SOMERSET GROUP, INC.,

                    PRECAST CONCRETE SYSTEMS, INC.

                                  and

                        CONCRETE CARRIERS, INC.


                     Dated as of February 20, 1995











                           TABLE OF CONTENTS


1. PURCHASE AND SALE OF ASSETS                                  1
  1.1 Generally                                                 1
  1.2 Excluded Assets                                           4
2. PURCHASE PRICE                                               5
  2.1 Generally                                                 5
 2.2 Closing Date Assets and Pro Forma Adjusted Interim Income  5
 2.3 Contracts-in-Process                                       6
 2.4 Resolution of Accounting Disputes                          7
 2.5 Manner of Payment of the Purchase Price                    8
 2.6 Allocation of Fixed Asset Price                            9
 2.7 Repurchase of Certain Accounts Receivables                 9
3. ASSUMPTION OF LIABILITIES                                   10
4. CLOSING                                                     10
 4.1 Generally                                                 10
 4.2 Prorations                                                11
5. LABOR AND EMPLOYMENT MATTERS                                11
 5.1 Generally                                                 11
 5.2 Employment Transition Provisions                          12
 5.3 Vacation                                                  12
 5.4 Benefit Plans                                             13
6. LOSS, DESTRUCTION, CONDEMNATION OR DAMAGE TO ASSETS         13
7. TITLE EXAMINATION                                           13
 7.1 Delivery of Commitments                                   13
 7.2 Survey                                                    13
 7.3 Title Objections                                          14
 7.4 Cooperation                                               14
8. ENVIRONMENTAL OBJECTIONS                                    14
 8.1 Phase I Environmental Assessments                         14
 8.2 Sellers' Activities Prior to Closing Date                 14
 8.3 Certain Uncured Environmental Objections                  15
 8.4 Activities Subsequent to Closing Date                     15
 8.5 Right of Buyer to Terminate Agreement in Connection with
 Environmental Objections                                      16
9. REPRESENTATIONS AND WARRANTIES OF SELLERS                   16
 9.1 Corporate Organization                                    16
 9.2 Authorization of Agreement                                16
 9.3 Conflicting Agreements, Governmental Consents             17
 9.4 Actions, Suits, Proceedings                               17
 9.5 Compliance with Laws and Other Instruments                17
 9.6 Environmental Matters                                     18
 9.7 Employees                                                 20
 9.8 Employee Plans                                            20
 9.9 Labor Matters                                             20
 9.10 Title to Real Property                                   21
 9.11 Title to Personal Property                               21
 9.12 Condition of Assets                                      21
 9.13 Contracts                                                21
 9.14 Intellectual Property Rights                             21
 9.15 Licenses and Permits                                     23
 9.16 Financial Information                                    23
 9.17 Business Changes                                         23
 9.18 Taxes                                                    24
 9.19 Capital Projects                                         24
 9.20 Composition of Assets                                    25
 9.21 Insurance                                                25
 9.22 Brokers and Finders                                      25
 9.23 Full Disclosure                                          25
10. REPRESENTATIONS AND WARRANTIES OF BUYER                    25
 10.1 Organization                                             25
 10.2 Conflicting Agreements, Governmental Consents            25
 10.3 Corporate Authority                                      26
 10.4 Brokers and Finders                                      26
 10.5 Full Disclosure                                          26
11. CONDITIONS TO OBLIGATION OF BUYER TO CLOSE                 26
 11.1 Representations and Warranties                           26
 11.2 Observance and Performance                               26
 11.3 No Adverse Change                                        26
 11.4 Officers' Certificate                                    26
 11.5 Due Diligence                                            27
 11.6 Searches                                                 27
 11.7 Consents of Third Parties                                27
 11.8 Notices                                                  27
 11.9 Regulatory Approvals                                     28
 11.10 Legal Opinion                                           28
 11.11 No Legal Actions                                        28
 11.12 Noncompetition Agreements                               28
 11.13 Span-Deck Royalties                                     28
 11.15 Closing Documents                                       28
 11.15 Closing Documents                                       28
12. CONDITIONS TO OBLIGATION OF SELLERS TO CLOSE               28
 12.1 Representations and Warranties                           28
 12.2 Observance and Performance                               28
 12.3 Officers' Certificate                                    29
 12.4 Legal Opinion                                            29
 12.5 Shareholder Approval                                     29
 12.6 No Legal Actions                                         29
13. OPERATION OF BUSINESS PRIOR TO CLOSING; COOPERATION        29
 13.1 Maintenance of Business                                  29
 13.2 Employees                                                29
 13.3 No Disposition of Assets                                 29
 13.4 No Additional Liens                                      30
 13.5 No Modification of Agreements                            30
 13.6 Maintenance of Tangible Assets                           30
 13.7 Capital Expenditures                                     30
 13.8 No Extraordinary Agreements                              30
 13.9 Maintenance of Insurance                                 30
 13.10 Accounts Receivable; Accounts Payable                   30
 13.11 Inventories; Supplies                                   30
 13.12 Ordinary Course Operations                              30
 13.13 Notices to Vendors and Customers                        30
 13.14 Removal of Broken Concrete                              31
 13.15 Cooperation                                             31
 13.16 Inspection Rights                                       31
 13.17 Shareholder Approval                                    31
14. POST-CLOSING MATTERS                                       31
 14.1 Post-Closing Inspection Rights                           31
 14.2 Warranties; Completion of Contracts                      32
 14.3 Indianapolis Facility                                    32
 14.3 Indianapolis Facility                                    32
15. BULK TRANSFER LAW                                          32
16. TAXES, FEES AND OTHER EXPENSES                             32
 16.1 Taxes and Fees                                           32
 16.2 Expenses                                                 33
17. INDEMNIFICATION BY SELLERS                                 33
 17.1 Generally                                                33
 17.2 Deductible                                               33
 17.3 Termination of Indemnification                           34
 17.4 Procedures                                               34
 17.5 Settlement and Compromise                                34
18. INDEMNIFICATION BY BUYER                                   35
 18.1 Generally                                                35
 18.2 Deductible                                               35
 18.3 Termination of Indemnification                           36
 18.4 Procedures                                               36
 18.5 Settlement and Compromise                                36
19. TERMINATION OF AGREEMENT                                   36
 19.1 Mutual Consent                                           36
 19.2 Breach of Agreement                                      37
 19.3 Delayed Closing                                          37
 19.4 Government Action                                        37
20. ASSIGNMENT                                                 37
21. COVENANT OF FURTHER ASSURANCES                             37
22. CONFIDENTIALITY AND NONDISCLOSURE                          37
23. SURVIVAL OF REPRESENTATIONS AND WARRANTIES                 38
24. PUBLIC ANNOUNCEMENT                                        38
25. ENTIRE AGREEMENT                                           38
26. AMENDMENT AND WAIVER                                       38
27. CHOICE OF LAW                                              38
28. SEVERABILITY                                               38
29. COUNTERPARTS                                               38
30. NOTICES                                                    38
31. SELLERS' KNOWLEDGE                                         39


Schedule 1 Pro Forma Asset Schedule
Schedule 2 Allocation of Purchase Price
Schedule 3 Environmental Objections


EXHIBIT A   -- Description of Real Property
EXHIBIT B   -- Tangible Personal Property at the Facilities
EXHIBIT C   -- Tangible Personal Property at the Kitley Facility
EXHIBIT D   -- Vehicles
EXHIBIT E   -- Assumed Contracts
EXHIBIT F   -- Intellectual Property
EXHIBIT G   -- Licenses and Permits
EXHIBIT H   -- Project Contracts
EXHIBIT I   -- Permitted Employees
EXHIBIT J   -- Disclosure Schedule
EXHIBIT K   -- Employee Benefit Plans
EXHIBIT L   -- Financial Statements
EXHIBIT M-- Insurance
EXHIBIT N   -- Form of Opinion of Counsel to Sellers
EXHIBIT O   -- Form of Noncompetition Agreement
EXHIBIT P   -- Form of Opinion of Counsel to Buyer
                        INDEX OF DEFINED TERMS


TERM                                         REFERENCES

Assets                                        1.1 (at beginning)
Assumed Contracts                             1.1(g)
Assumed Liabilities                           3
Benefit Plans                                 9.10
Business                                     Preamble
Buyer                                        Preamble
Closing                                       4
Closing Date                                  4
Closing Date Assets                           2.1
Closing Date Asset Schedule                   2.4
Closing Date Contracts-in-Process Receivables      2.4
COBRA                                         5.2
Code                                          9.10
Completed Contracts                           2.3(a)
Confidentiality Agreement                     13.16
Contract-in-Process                           2.3(a)
Contract-in-Process Receivables               2.3(c)
CCI                                          Preamble
Disclosure Schedule                           9
Environmental Law                             9.6
Environmental Objection                       8.2
Equipment                                     1.1(b)
ERISA                                         9.10
Estimated Contribution Margin                 2.3(c)
Excluded Assets                               1.2
Excluded Business                            Preamble
Excluded Inventory                            1.2(d)
Facilities                                    1.1(a)
Fixed Assets                                  1.1 (at end)
Fixed Asset Price                             2.1
Grove City Facility                           1.1(a)
Hazardous Substance                           9.6
Indianapolis Facility                        Preamble
Interim Period                                2.1
Inventory                                     1.1(f)
Noncompetition Agreements                    11.12
OSHA                                          1.1(k)
PCSI                                         Preamble
Permitted Encumbrances                        1.1 (at end)
Prepaid Sales Commissions                     2.2
Product Lines                                Preamble
Pro Forma Asset Schedule                      2.2
Pro Forma Adjusted Interim Net Income         2.1
Proposed Closing Date Asset Schedule          2.2
Proposed Closing Date Contracts-in-Process Receivable   2.3(d)
Proposed Pro Forma Adjusted Interim Net Income     2.2
Purchase Price                                2.1
Real Estate                                   1.1(a)
Sellers                                      Preamble
Sellers' Noncompetition Agreement             11.2
Somerset                                     Preamble
Westfield Facility                            1.1(a)

                    ASSET PURCHASE AGREEMENT


           AGREEMENT dated as of February 20, 1995 by and among FABCON, INCORPORATED, a Minnesota corporation ("Buyer"), and THE SOMERSET GROUP, INC., an Indiana corporation ("Somerset"), PRECAST CONCRETE SYSTEMS, INC., an Indiana corporation ("PCSI"), and CONCRETE CARRIERS, INC., an Indiana corporation ("CCI" and, together with Somerset and PCSI, collectively "Sellers" and individually a "Seller").

                            RECITALS

           WHEREAS, Somerset is engaged, among other things, in the business of marketing, selling, manufacturing, distributing and installing precast/prestressed concrete products (the "Product Lines") at plants in Grove City, Ohio, and Westfield, Indiana;

          WHEREAS, Somerset is the record and beneficial owner of all of the outstanding capital stock of PCSI and CCI; and

           WHEREAS, Sellers desire to sell and Buyer desires to purchase all of the assets of Sellers utilized in, related to or arising from the Product Lines located at the Grove City, Ohio and Westfield, Indiana plants of Sellers and certain of the tangible assets (but not the business) of Sellers specifically described in this Agreement relating to the Product Lines and located at a plant maintained by Sellers in Indianapolis, Indiana (hereinafter the "Indianapolis Facility"), for the marketing, sales, manufacture, distribution and installation of precast/prestressed concrete products (the assets to be purchased under this Agreement being hereinafter collectively referred to as the "Business") on the terms and subject to the conditions of this Agreement; and

           WHEREAS, the Sellers desire to continue to engage in the business of marketing, selling, manufacturing, distributing and installing precast/prestressed concrete products at the Indianapolis Facility (such business being hereinafter referred to as the "Excluded Business"), subject to the terms and conditions of this Agreement and the Sellers' Noncompetition Agreement (as hereinafter defined).

           NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

          1.   PURCHASE AND SALE OF ASSETS

           1.1 Generally. On the terms and subject to the conditions of this Agreement, Sellers agree to sell, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Sellers, on and as of the Closing Date (as hereinafter defined), the following property and assets of Sellers utilized in, related to or arising from the Business (collectively the "Assets"), other than the Excluded Assets (as hereinafter defined), which shall include without limitation the following:

           (a) The manufacturing facility of Sellers located in Westfield, Indiana, including the real property legally described in Exhibit A-1 hereto, and the manufacturing facility of Sellers located in Grove City, Ohio, including the real property described on Exhibit A-2 hereto (the real property described in Exhibits A-1 and A-2 being hereinafter collectively referred to as the "Real Estate"), in each case, together with all buildings, structures, installations, fixtures and other improvements situate thereon and all easements, rights of way and other rights, interests and appurtenances of Sellers therein or thereunto pertaining (each such facility and the Real Estate on which such facility is located are hereinafter referred to respectively as the "Westfield Facility" and "Grove City Facility" and collectively hereinafter referred to as the "Facilities");

            (b) All machinery, equipment, office equipment, computer hardware and software, tools, dies, motor vehicles and trailers, spare parts, accessories, furniture, fixtures, leasehold improvements and other tangible personal property owned by Sellers as of the date of this Agreement and located at the Facilities, including without limitation the items listed on Exhibit B hereto, and the additional tangible personal property owned by Sellers located at the Indianapolis Facility and listed on Exhibit C hereto (hereinafter collectively referred to as the "Equipment");

           (c) The automobiles, trucks, trailers, automotive equipment and other vehicles owned by Sellers and listed on Exhibit D hereto;

           (d) All rights of Sellers under any warranty or guarantee by any manufacturer, supplier or other transferor of any of the Assets;

           (e)   All rights of Sellers under Contracts-in-Process
     (as   hereinafter  defined)  and  receivables   related   to
     Contracts-in-Process;

           (f) Except for the Excluded Inventory (as hereinafter defined), all inventory of raw materials, packaging materials and supplies of Sellers utilized in, related to or arising from the Business, including without limitation all raw steel and steel assemblies finished and in process related to the Business and located at the Indianapolis Facility (the "Inventory");

           (g) All rights of Sellers under the contracts, agreements and other commitments specifically identified in Exhibit E hereto, if any (hereinafter collectively referred to as the "Assumed Contracts");

           (h)   Subject  to the provisions of Section  9.15  and
     Section 14.3 hereof, all interests of Sellers in any copyrights, patents, trade secrets, inventions, know-how, confidential information and other intellectual property utilized in, related to or arising from the Business, together with pending applications for any of the foregoing, including without limitation those identified in Exhibit F hereto;

           (i) All rights of Sellers under any franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies to the extent applicable to the Business and to the extent assignable to Buyer, including without limitation the licenses and permits listed in Exhibit G hereto;

            (j)    Prepaid  Sales  Commissions  (as   hereinafter
     defined);

          (k) To the extent only relating to the Business and in the possession of Sellers, (i) all sales records directly relating to Contracts-in-Process, current purchase records, customer lists, supplier lists, advertising and promotional materials, current production records and other records related to the Business; (ii) all deeds and other instruments, maps, and profiles related to the Business;
     (iii) all real estate and engineering data, blueprints and other property records related to the Business; (iv) all records regarding the Occupational Safety and Health Act ("OSHA") and other governmental examinations and clearances related to the Business; and (v) all personnel records relating to employees of Seller hired by Buyer at or after Closing in accordance with the terms of Section 5 of this Agreement; provided, however, that (i) Sellers may make and retain copies of any records transferred to Buyer and (ii) Buyer shall have reasonable access after the Closing Date, subject to compliance with the Confidentiality Agreement (as hereinafter defined), to review and copy relevant portions of such other documents of the nature described in this
     Section 1.1(k) to the extent in the possession of Sellers and which are reasonably necessary to the conduct of the Business or which relate to any work conducted by Buyer after the Closing Date pursuant to Section 14.2 hereof; and

           (l)   All  goodwill and other general  intangibles  of
     Sellers  utilized  in,  related  to  or  arising  from   the
     Business.

The Assets described in Sections 1.1(a), 1.1(b), 1.1(c), 1.1(d), 1.1(g), 1.1(h), 1.1(i), 1.1(k) and 1.1(l) are sometimes hereinafter collectively referred to herein as the Fixed Assets. Except as specifically provided in this Agreement, including any Exhibits thereto, the Assets will be transferred by Sellers to Buyer in accordance with this Agreement free and clear of all liens, security interests or encumbrances, other than (i) liens for taxes not yet due and payable, and (ii) other liens, charges or encumbrances incidental to the conduct of the Business in the ordinary course or the ownership of the Assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of the Assets or materially impair or interfere with the use thereof in the operation of the Business (collectively, the "Permitted Encumbrances").

           1.2 Excluded Assets. Notwithstanding other contrary provisions of this Agreement, the following property and assets of Sellers are excluded from the sale to Buyer (the "Excluded
Assets"):

          (a)  All of Sellers' cash and cash equivalents;

          (b)  All securities owned by Sellers;

           (c) All rights of Sellers under any claims, deposits, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment (including any such items relating to the payment or refund of taxes and all prepaid expenses other than Prepaid Sales Commissions);

           (d) All inventory of precast/prestressed concrete products which relate to specific Completed Contracts (as hereinafter defined) on the Closing Date, including without limitation all inventory of such products manufactured for Duke Construction Management, Inc. for building number 23 for the Southfield TechneCenter II in Southfield, Michigan which are stored at the Westfield Facility, all subject to the terms of Section 14.2 hereof (the "Excluded Inventory");

            (e)    All   receivables   of   Seller   other   than
     Contract-in-Process    Receivables,    including     without
     limitation all receivables related to Completed Contracts;

          (f) All right, title and interest of Sellers in and to the trademarks and tradenames "American Precast Concrete" and "Ampark";

           (g) The Excluded Business, including the estimating and costing software specifically used in connection with products manufactured at the Indianapolis Facility and all tangible personal property of Sellers located at the Indianapolis Facility other than the assets listed on Exhibit C hereto and inventory described in Section 1.1(f);

           (h) The corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, general ledgers, tax returns, seals, minute books, stock transfer books and similar documents of Sellers relating to the organization, maintenance and existence of Sellers as corporations (provided that Buyer shall have access thereto to the extent reasonably necessary for the operation of the Business and the preparation of tax returns and financial statements of Buyer following the Closing Date); and

          (i) All rights of Sellers under leases for two tractor trailers currently used in connection with the Business.

          2.   PURCHASE PRICE

           2.1 Generally. Buyer shall pay to Sellers for the Assets in the manner set forth below, an amount equal to (i) the sum of (a) $5,000,000 for the Fixed Assets (the "Fixed Asset Price"), (b) the Closing Date Assets determined in accordance with Section 2.2 hereof, and (c) the aggregate amount of the Contract-in-Process Receivables determined in accordance with
Section 2.3 hereof, less(ii) the Proforma Adjusted Interim Net Income determined in accordance with Section 2.2 hereof (hereinafter collectively referred to as the "Purchase Price"). The term "Closing Date Assets" as used herein shall mean the Inventory and the Prepaid Sales Commissions as of the Closing Date and any other specific assets or liabilities which Buyer and Seller may agree in writing to have Buyer purchase and assume, respectively, on the Closing Date; provided, however, that the Closing Date Assets shall not include any Fixed Assets or assets included in the Contracts-in-Process Receivables as determined in accordance with Section 2.3 hereof. The term "Pro Forma Adjusted Interim Net Income" as used herein shall mean (i) net income before taxes and interest for the Business during the period commencing on April 1, 1995 and ending on the Closing Date (the "Interim Period"), less (iii) the product of (x) the sum of an amount equal to the Purchase Price to be paid by Buyer to Sell pursuant to Section 2.5(a) hereof and the amount of net cash used by Sellers in connection with the Business during the Interim Period times (y) a percentage equal to the prime interest rate quoted and announced by First Indiana Bank on the Closing Date times the number of days in the Interim Period divided by 365.

          2.2 Closing Date Assets and Pro Forma Adjusted Interim Net Income. As soon as practicable, but not later than 20 days after the Closing Date, Sellers, with the assistance and cooperation of Buyer, shall prepare a schedule of the Closing Date Assets (the "Proposed Closing Date Asset Schedule") and a schedule of the Pro Forma Interim Net Income (the "Proposed Pro Forma Adjusted Interim Net Income Schedule"). Such schedules shall be prepared as of the close of business on the Closing Date in accordance with generally accepted accounting principles, consistently applied; provided, however, that the Proposed Closing Date Asset Schedule shall reflect the Inventory at cost on a first-in, first-out basis with an allowance for obsolete inventory (if any). Subject to Section 2.1 hereof and this
Section 2.2, the Proposed Closing Date Asset Schedule shall be prepared on a basis consistent with the pro forma December 31, 1994 Asset Schedule set forth on Schedule 1 hereto (the "Pro Forma Asset Schedule"). The Pro Forma Asset Schedule sets forth the Closing Date Assets as if the transactions contemplated by this Agreement had occurred on December 31, 1994 and is included solely for the purpose of illustration to guide the preparation of the Proposed Closing Date Asset Schedule. The Proposed Closing Date Asset Schedule shall include a percentage of the prepaid sales commissions allocable to each Contract-in-Process equal to the percentage of such contract not completed as of the Closing Date determined in accordance with Section 2.3 hereof (the "Prepaid Sales Commissions"). Subject to Section 2.1 hereof and this Section 2.2, the Proposed Pro Forma Adjusted Interim Net Income Schedule shall be prepared on a basis consistent with the interim profit and loss statements attached hereto as Exhibit L.

          2.3  Contracts-in-Process.

          (a) On the Closing Date, Buyer and Sellers will review the status of the project contracts and any outstanding project quotes and commitments listed on Exhibit H hereto, and any additional project contracts, including outstanding project quotes or commitments, to which Sellers may become a party pursuant to this Agreement between the date hereof and the Closing Date which shall be listed as a supplement to Exhibit H delivered to Buyer not later than 10 days prior to the Closing Date. Any such contract of Sellers which is 90% or more completed as of the Closing Date (based on the calculation set forth in Section 2.3(c) hereof), whether or not listed on Exhibit H, shall be deemed a "Completed Contract." All other contracts, quotes and commitments listed on Exhibit H, including those identified in supplements thereto, shall be deemed to be "Contracts-in-Process." Completed Contracts and Contracts-in-Process shall be deemed to include associated precast/prestressed concrete products completed or in process in connection with such contracts.

           (b) All Completed Contracts shall remain the sole responsibility of Sellers, subject to any obligations of Buyer to perform work in accordance with Section 14.2 hereof, and Sellers shall be entitled to the benefit of any accounts receivable billed or to be billed with respect to such Completed Contracts.

           (c) On the Closing Date, Sellers will estimate all costs (by product or activity) required to complete each
     Contract-in-Process  on  a  basis  consistent   with   prior
     accounting practices. Such estimated costs-to-complete will be added to costs already incurred by Sellers as of the Closing Date on such contract and the total cost compared to the contract price under such contract to arrive at an
     estimated   contribution  margin  for  such  contract   (the
     "Estimated  Contribution  Margin").   The  amount   of   the
     Estimated Contribution Margin allocable to Sellers shall be determined by multiplying the Estimated Contribution Margin by the percentage completed for such contract as of the Closing Date. The percentage completed for each Contract-in-Process shall be computed based upon the weighted average of
     (i) the completed square footage of product manufactured divided by the total square footage of product covered by such contract and (ii) the actual costs incurred by Sellers for delivery, installation and other non-manufacturing costs under such contract divided by the estimated total of non-manufacturing costs, weighted in proportion to the estimated total manufacturing costs and non-manufacturing
     costs,    respectively,   required    to    complete    such
     Contract-in-Process. The amount of the receivable for each Contract-in-Process ("Contract-in-Process Receivable") shall equal the sum of costs incurred by Sellers with respect to such contract as of the Closing Date, plus the Estimated Contribution Margin (if positive) on such contract allocable to the Sellers as of the Closing Date, less contract progress payments received by Sellers under such contract prior to the Closing Date. If the Estimated Contribution Margin on any Contract-in-Process is less than 10% of the contract price (or negative), the amount of the related Contract-in-Process Receivable shall be reduced by an amount equal to (A) Buyer's percentage share of the Estimated Contribution Margin for such Contracts-in-Process times (B) the difference between an amount equal to 10% of the Contract price and the Estimated Contribution Margin for such Contracts-in-Process.

           (d) On the Closing Date, Sellers shall deliver to Buyer a schedule setting forth their estimate of the aggregate amount of the Contracts-in-Process Receivables as of the Closing Date, calculated by Sellers in accordance with Section 2.3(c) hereof and using the most recent financial information reasonably available to Sellers. For purposes of this Agreement, the aggregate amount of the Contracts-in-Process Receivables as of the Closing Date as set forth on such schedule, as such schedule may be updated pursuant to Section 2.4 hereof, shall be referred to as the "Proposed Closing Date Contracts-in-Process Receivables." The parties acknowledge and agree that such schedule delivered on the Closing Date will not reflect all applicable amounts and will be preliminary only, and that the updated schedule of Proposed Closing Date Contracts-in-Process Receivables delivered in accordance with the next sentence will be the relevant schedule of the Proposed Closing Date Contracts-in-Process Receivables for
     purposes of determining the final Purchase Price and identifying Contracts-in-Process. On or prior to the 20th day after the Closing Date, Sellers shall furnish to Buyer an updated schedule of Proposed Closing Date Contracts-in-Process Receivables and all calculations and supporting documentation with respect to the Contract-in-Process Receivable for each Contract-in-Process. Sellers shall also provide representative historical information on prior completed contracts related to the Product Lines, as reasonably requested by Buyer, in order to permit review of Sellers' computations.

           2.4 Resolution of Accounting Disputes. Sellers shall permit Buyer and its independent certified public accountants, KPMG Peat Marwick, to review all accounting records and all work papers and computations used by them in the preparation of the Proposed Closing Date Asset Schedule and Proposed Pro Forma Adjusted Interim Net Income Schedule and in the calculation of the Proposed Closing Date Contracts-in-Process Receivables. Sellers shall update the Proposed Closing Date Asset Schedule, Proposed Pro Forma Adjusted Interim Net Income Schedule and Proposed Closing Date Contracts-in-Process Receivables schedule during the 20-day period following delivery of such schedules to Buyer. If Buyer does not give notice of dispute to Sellers within 30 days after the latest of the receipt by Buyer of the updated Proposed Closing Date Asset Schedule, Proposed Pro Forma Adjusted Interim Net Income Schedule and the Proposed Closing Date Contracts-in-Process Receivables, then the Proposed Closing Date Asset Schedule shall become the "Closing Date Asset Schedule", the Proposed Pro Forma Adjusted Interim Net Income Schedule shall become the Pro Forma Adjusted Interim Net Income Schedule and the Proposed Closing Date Contracts-in-Process Receivables shall become the "Closing Date Contracts-in-Process Receivables." Any notice of dispute submitted by Buyer shall relate only to specific assets or liabilities included on the Proposed Closing Date Asset Schedule, specific income or expense items included on the Proposed Pro Forma Adjusted Interim Net Income Schedule and specific Contracts-in-Process included in the Proposed Closing Date Contracts-in-Process Receivables which Buyer disputes in good faith and any such notice of dispute shall fully explain the basis on which the Buyer contends that the Proposed Closing Date Asset Schedule, Proposed Pro Forma Adjusted Interim Net Income Schedule or the Proposed Closing Date Contracts-in-Process Receivables were not determined in accordance with the terms of this Agreement. If Buyer gives notice of dispute to Sellers within such 30-day period, Sellers and Buyer shall negotiate in good faith to resolve the dispute. If, after 15 days from the date notice of dispute is given hereunder, Sellers and Buyer cannot agree on the resolution of the dispute, Sellers shall, within 30 days from the date notice of dispute is given, designate by notice to Buyer, an internationally recognized "Big Six" independent certified public accounting firm which neither Sellers nor Buyer shall have retained in any capacity during the three-year period preceding the execution of this Agreement, with experience in job costing on construction contracts, to resolve such disputes. If Sellers shall fail to designate such firm within such 30-day period, Buyer shall be permitted to so designate an independent accounting firm meeting the criteria set forth in the preceding sentence to resolve such disputes. The decision of the independent accounting firm in accordance with this Section 2.4 shall be rendered in writing within 30 days after selection of the independent accounting firm and shall be final and binding on the parties. If after resolution of all disputes by the designated independent accounting firm, the sum of the Closing Date Assets, the Pro Forma Adjusted Interim Net Income and the Closing Date Contracts-in-Process Receivables shall be within $50,000 of the sum of the Closing Date Assets set forth on the Proposed Closing Date Asset Schedule, the Pro Forma Adjusted Interim Net Income set forth on the Proposed Pro Forma Adjusted Interim Net Income Schedule and the Proposed Closing Date Contracts-in-Process Receivables, Buyer shall be responsible for all expenses pertaining to the resolution of such dispute. If the difference between such totals is not within $50,000, Sellers shall be responsible for all fees and expenses pertaining to the resolution of such dispute.

          2.5  Manner of Payment of the Purchase Price.

           (a) At the Closing, Buyer shall pay to Sellers, by wire transfer of immediately available funds to such account or accounts as shall be specified by Sellers, an amount equal to (i) the Fixed Asset Price plus (ii) 50% of the sum of (x) the Closing Date Assets based upon valuation of such Assets as of December 31, 1994 in accordance with Section
     2.2 hereof, or such later date as Buyer and Sellers may mutually agree, and (y) the aggregate amount of the Proposed Closing Date Contracts-in-Process Receivables as reflected in the preliminary schedule of Proposed Closing Date Contracts-in-Process Receivables as submitted by Sellers on the Closing Date pursuant to Section 2.3(d) hereof.

          (b) Within 50 days after the Closing Date, Buyer shall pay to Sellers, by wire transfer of immediately available funds to such account or accounts as shall be specified by the Sellers, an amount equal to (i) the sum of (x) the
     Closing  Date  Assets  as  determined  in  accordance   with
     Section 2.2 hereof and (y) the Closing Date Contracts-in-Process Receivables as determined in accordance with Section 2.3 hereof, except only with respect to specific Closing Date Assets or Closing Date Contracts-in-Process Receivables as to which disputes submitted by Buyer in accordance with Section 2.4 hereof are then pending, less
     (ii) the sum of (A) the amount paid to Sellers on or after the Closing Date pursuant to Section 2.5(a)(ii) above and
     (B) the Pro Forma Adjusted Interim Net Income (except as to any amounts as to which disputes submitted by Buyer in accordance with Section 2.4 hereof are pending).

           (c) Buyer shall pay to Sellers by wire transfer of immediately available funds to such account or accounts as shall be specified by Sellers, all amounts with respect to specific Closing Date Assets, Pro Forma Adjusted Interim Net Income and Closing Date Contracts-in-Process Receivables as to which disputes have been submitted by Buyer in accordance with Section 2.4, within five days after Buyer receives notice of the decision of the independent accounting firm under Section 2.4.

All amounts payable by Buyer under this Section 2.5 shall be payable in full without rights of set-off or recoupment.

           2.6 Allocation of Fixed Asset Price. The parties shall allocate the Fixed Asset Price to the Fixed Assets and to the Noncompetition Agreements (as hereinafter defined) in a manner consistent with the estimated allocation set forth on
Schedule   2   hereto.    The  parties   acknowledge   that   the
Noncompetition Agreements are agreements for which Buyer has separately bargained.

           2.7 Repurchase of Certain Accounts Receivables. With respect to each Contract-in-Process, Sellers shall guarantee at Closing that Buyer will receive subsequent payments on progress billings outstanding as of the Closing and for billings made subsequent to Closing under the terms of such Contract-in-Process as follows:

             (a) With respect to amounts outstanding for progress billings at Closing and billings made subsequent to Closing, excluding retainage amounts contained in or applicable to such billings, Buyer will receive payments at least equal to the amount paid to Sellers under Section 2.5 with respect to such Contracts-in-Process (less retainage described above) within 90 days after the final billing with respect to each such Contract-in-Process;

             (b) With respect to retainage contained in or applicable to progress payments at Closing and billings completed subsequent to Closing, Buyer will receive, within 180 days after final billing with respect to such Contract-in-Process, payments with respect to such Contract-in-Process which, when added to payments made under (a) above, shall at least equal the amount of the Contract-in-Process Receivable paid to Sellers at Closing.

In the event that any amounts with respect to a Contract-in-Process shall not be paid to Buyer in accordance with
Section 2.7(a) or (b) above, then Buyer shall reassign to Sellers an unpaid portion of such billings equal to such amounts upon notice to Sellers. Sellers shall pay such amount to Buyer within 15 days and Buyer shall during such period afford Sellers access to all information and documents relating to such Contract-in-Process reasonably requested by Sellers. Notwithstanding any obligation of Sellers pursuant to this Section 2.7, Buyer shall in all respects retain full responsibility for such Contract-in-Process, including the obligation to perform work in accordance with Section 14.2 hereof. In addition, any obligation of Sellers under this Section with respect to Contract-in-Process Receivables shall be applicable only if Buyer shall subsequent to Closing perform in accordance with the terms of such Contract-in-Process and shall use commercially reasonable efforts to collect billings in connection with such Contract-in-Process.

           3. ASSUMPTION OF LIABILITIES. Except as hereinafter specifically provided, Buyer shall not assume any liabilities or obligations of Sellers and Sellers shall be solely liable for all liabilities and obligations arising from or in connection with ownership of the Assets or operation of the Business and incidents and occurrences prior to the Closing Date, whether or not reflected in their books and records. Subject to the conditions of this Agreement, Buyer agrees to assume from Sellers, on and as of the Closing Date, all of the liabilities and obligations of Sellers arising from and after the Closing Date under (i) Contracts-in-Process, (ii) the Assumed Contracts and (iii) such additional contracts, agreements and commitments as are entered into by Sellers after the date of this Agreement in the ordinary course of Business, consistent with Section 13.8 hereof, to the extent that such additional contracts, agreements and commitments are agreed to be assumed by Buyer in writing at the Closing (collectively, the "Assumed Liabilities").

          4.   CLOSING.

           4.1 Generally. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Somerset in Indianapolis, Indiana at 10:00 a.m. on April 28, 1995, or such other date as Buyer and Sellers may mutually agree (the actual date of the Closing being hereinafter referred to as the "Closing Date"). At the Closing (a) Buyer shall (i) pay to Sellers a portion of the Purchase Price as specified in Section 2.5(a) hereof, (ii) deliver to Sellers the various certificates, instruments and documents referred to in
Section 12 hereof and (iii) deliver to Sellers such assumptions as Sellers may reasonably request to evidence the assumption by Buyer of the Assumed Liabilities, and (b) Sellers shall (i) deliver to Buyer general warranty deeds in recordable form for the Real Estate and such other bills of sale, assignments and other documents of transfer reasonably required to transfer to
Buyer the interest of Sellers in the Assets and (ii) deliver to Buyer the various certificates, instruments and documents referred to in Section 11 hereof.

          4.2 Prorations. On the Closing Date, utility charges, rents under assumed leases, property taxes and other similar obligations to third parties shall be prorated between Sellers and Buyer. For the purposes of prorating real estate taxes, Sellers shall be liable for all such taxes assessed in 1995 prorated to the Closing Date. Such taxes shall be prorated as of the Closing Date based on the most recent tax rates and assessments in effect with respect to the Facilities and such taxes will thereafter be paid by Buyer. To the extent that the actual amount of taxes for 1995 exceed the amount so estimated, Sellers shall pay to Buyer the proportionate share of such increase promptly after such taxes are announced. On the Closing Date, Sellers shall pay all real property assessments and similar charges, and any accrued interest thereon, including any special assessments.

          5.   LABOR AND EMPLOYMENT MATTERS

           5.1   Generally.  Without limiting the  generality  of
Section 3 hereof, except as provided in this Section 5, Buyer shall not assume any employment or employee benefit obligation or any wage or salary payment obligation of Sellers, including without limitation those obligations arising under any pension, profit sharing, deferred compensation, bonus, stock option, severance, welfare, sick leave, vacation, wage or other employee benefit or compensation plan, procedure, policy or practice of
Sellers regardless of whether such plan, procedure, policy or practice is disclosed to Buyer. Sellers shall afford Buyer a reasonable opportunity to interview their employees specifically listed on Exhibit I attached hereto (and any replacements therefor in the ordinary course of business prior to the Closing Date ) for prospective employment by Buyer (the "Permitted Employees") if so requested by Buyer, and shall not attempt to retain in their employ any such Permitted Employees whom Buyer desires to hire, or to otherwise interfere with Buyer's discussions with such Permitted Employees. The Permitted Employees include all manufacturing and supervisory employees of Sellers located at the Facilities. Buyer shall be entitled (but shall have no obligation) to offer employment to any Permitted Employee, on terms and conditions established by Buyer, which shall be reasonably comparable to the terms and conditions generally available to similarly situated employees of Buyer. Sellers shall furnish to Buyer such information in their personnel files with respect to Permitted Employees as Buyer may reasonably request in connection with determining whether to employ such Permitted Employee. The provisions of this Section 5 shall not constitute an employment contract to employ any particular employee for any specified period of time. Without the prior written consent of Sellers, Buyer shall not interview, offer employment to, or employ any employee of Sellers who is not a Permitted Employee in connection with the Facilities or in any capacity related to the manufacture or sale of precast or prestressed concrete products by Buyer within the United States, during a period of two years from and after the Closing Date unless (i) any such employee has been previously terminated by Sellers and (ii) has not been rehired by a purchaser of the
Indianapolis Facility within 30 days after the closing of the purchase of the Indianapolis Facility. At the Closing, Buyer shall deliver to Sellers a schedule indicating which of the Permitted Employees have accepted employment with Buyer subsequent to the Closing, to which of the Permitted Employees Buyer has made offers of employment which have not been accepted as of the Closing Date and which of the Permitted Employees have as of the Closing Date rejected offers of employment by Buyer.

           5.2 Employment Transition Provisions. Sellers shall, effective on the Closing Date, terminate the employment of each Permitted Employee. Seller may at its option, however, continue subsequent to Closing Date to employ any Permitted Employee whom Buyer does not intend to employ at Closing. On the Closing Date, or as soon as practicable thereafter, but in any event no later than the earlier of the date required by applicable law or the date that would otherwise have been the next regularly scheduled payday for each such person, Sellers shall pay each such person all accrued wages, salary, commission, bonus and other employee compensation payments for all periods prior to the Closing Date. In addition, Sellers shall pay or provide for all other employee benefits maintained by Sellers for all periods prior to the Closing Date, including, subject to Section 5.3 hereof, all earned and accrued vacation, all in accordance with applicable law, and shall satisfy all obligations imposed by applicable federal or state law (including without limitation the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA")) relating to health benefit contribution privileges of any former employee of Sellers whether terminated by Sellers incident to the Closing or otherwise.

          5.3 Vacation. Promptly after the Closing, Sellers and Buyer shall jointly prepare a schedule setting forth for each employee of Sellers who accepts employment by Buyer (i) the number of days of vacation earned by such employee for his current year of employment but unused as of the Closing Date,
(ii) the number of days of vacation, if any, accrued for such employee as of the Closing Date for his next year of employment (such accrual to be based upon the number of days in the employee's current year of employment to and including the Closing Date), and (iii) the value of such earned and accrued vacation, based upon the level of compensation paid by Sellers to such employee immediately prior to the Closing Date. Up to a maximum of 10 days per individual employee, Buyer shall recognize such earned and accrued vacation of the employees of Sellers who accept employment with Buyer (the value of which shall be deemed to be an Assumed Liability under this Agreement), and shall provide such vacation to the employees while employed by Buyer pursuant to Buyer's existing vacation schedule. Sellers shall at the Closing pay to Buyer an amount equal to such earned and accrued vacation of such employees as of the Closing Date, based upon the level of compensation paid by Sellers to such employees immediately prior to the Closing Date.

            5.4    Benefit   Plans.   Buyer   is   not   assuming
responsibility for any of the Benefit Plans (as hereinafter defined).

           6. LOSS, DESTRUCTION, CONDEMNATION OR DAMAGE TO ASSETS. If between the date of this Agreement and the Closing Date any material portion of the tangible Assets are lost, destroyed, or condemned or suffer any material damage, and if Buyer shall have waived the conditions precedent contained in Sections 11.1 and 11.2, if applicable, then, at the sole option of Buyer, either (a) the Fixed Asset Price shall be reduced by the excess of (i) the fair market value of such Assets prior to such loss, destruction, condemnation or damage, over (ii) the salvage value, if any, of such Assets following such loss, destruction, condemnation or damage, or (b) no adjustment to the Fixed Asset Price shall be made and Sellers shall, on the Closing Date, assign to Buyer all insurance and/or condemnation proceeds payable to Sellers on account of such loss, destruction, condemnation or damage pursuant to an assignment in form and substance satisfactory to Buyer and pay to Buyer the amount of any deductible under any such insurance.

          7.   TITLE EXAMINATION

           7.1 Delivery of Commitments. Sellers have, at their expense, caused to be prepared and delivered to Buyer commitments for American Land Title Association ("ALTA") Owner's Policy Form B-1970 (if available) title insurance policies by American Realty Title Insurance Company (as to the Grove City Facility) and Chicago Title Insurance Company (as to the Westfield Facility). Said commitments include, or at the Closing will include, provisions for endorsements deleting or limiting to the reasonable satisfaction of Buyer the standard exceptions and agreements to provide a 3.1 zoning endorsement. The amount of the commitment with respect to the Westfield Facility shall be $1,760,000 and the amount of the commitment with respect to the Grove City Facility shall be $2,240,000. Sellers shall pay the costs for such title insurance commitments, including without limitation the cost of continuing the abstracts for the subject real property and the premiums for the final title policies based thereon. Sellers shall use their best efforts to cause final title policies based on such title insurance commitments to be issued to Buyer within a commercially reasonable time following the Closing.

          7.2 Survey. Sellers have, at their expense, furnished Buyer with a current survey of each parcel of the Real Estate by a reputable surveyor selected by Sellers, showing access, the location of all points and lines referred to in the legal description, the location and dimension of all easements, buildings, improvements, parking areas, encroachments, if any, and utility lines available to each parcel of the Real Estate in adjacent public rights-of-way or recorded easements therefor, together with the legal description of said real estate, which shall prior to the Closing be certified to Sellers, Buyer, Buyer's lender with respect to financing for the transactions contemplated by this Agreement and to the applicable title company and otherwise acceptable to said title insurance companies.

           7.3 Title Objections. Buyer has notified Sellers of certain objections to title to said property pursuant to the letter and memorandum of Baker & Hostetler dated February 8, 1995 and the letter of Faegre & Benson dated February 16, 1995. Sellers shall use reasonable efforts to cure such objections prior to the scheduled Closing Date. Unless Buyer waives its objections, the Closing Date shall be extended for 15 days or until such earlier date, if any, as the objections have been cured. In the event Sellers are unable to cure such objections within such period, then Buyer shall have the right and option to terminate this Agreement, or to waive its objections, or to allow Sellers additional time in which to cure such objections, in which case the Closing Date shall be appropriately further extended. Notwithstanding the foregoing, in the event Sellers and Buyer agree upon a reduction in the Fixed Asset Price so as to compensate Buyer for such objections to title, the transactions contemplated by this Agreement shall close in accordance with the terms of this Agreement, except for the reduction in the Fixed Asset Price and charges resulting from the title defect that is the subject of the objection, and any other terms as the parties may agree upon in writing.

           7.4 Cooperation. Sellers shall cooperate with Buyer both before and after the Closing in connection with the efforts of Buyer, if any, to cure any objections to title raised by Buyer which are not cured before the Closing Date, if Buyer elects to close notwithstanding such objections.

          8.   ENVIRONMENTAL OBJECTIONS

           8.1 Phase I Environmental Assessments. Buyer has caused Phase I Environmental Site Assessments to be performed by CTL Engineering, Inc. ("CTL Engineering"), at Buyer's expense, for the purpose of determining whether any material environmental risks would be associated with the ownership of the Real Estate and other Assets or the operation of the Business. Based on such Phase I Environmental Site Assessments, the parties have identified specific environmental objections in connection with the Real Estate, the Assets or the Business described in Schedule 3 hereto.

            8.2 Sellers' Activities Prior to Closing Date. Subject to Section 8.3 hereof, Sellers shall use reasonable efforts, at their expense, to remedy the Environmental Objections to the extent practicable prior to the Closing Date, and the
Sellers shall commence or continue such efforts as soon as practicable after the date hereof. "Environmental Objections" mean the items specifically identified in Schedule 3 hereto and any other "recognized environmental condition" (as such term is defined in ASTM Practice E1527) discovered in the process of the remediation of the items listed in Schedule 3 hereto. Sellers may at their option retain CTL Engineering or other reputable environmental consulting firm to assist Sellers in performing its activities under this Section 8. The parties acknowledge and agree that Environmental Objections numbers 2 through 10 on
Schedule 3 hereto shall be deemed cured and satisfied in full if Sellers shall remove the drums described in Schedule 3 hereto and if the surface staining described in such Environmental Objections, together with related subsoil contamination, shall be removed to the extent that any remaining concentrations of such contamination shall be at levels which CTL Engineering reasonably determines do not require action by the applicable state agency. The parties further acknowledge and agree that Environmental Objection number 1 on Schedule 3 hereto (the "Grove City UST Remediation") shall be deemed cured and satisfied in full upon the completion of the remediation plan for such Environmental Objection set forth in the proposal dated October 17, 1994 prepared by BBU Services and receipt of the appropriate evidence of closure from the applicable state agency.

           8.3 Certain Uncured Environmental Objections. The parties recognize that remediation of the Environmental Objections described in Section 8.2, including in particular the work required in connection with the Grove City UST Remediation, may not practicably be completed by Sellers prior to the Closing Date due to the nature or scope of the work required, the need for regulatory approvals (if any), and site conditions. On or before ten days prior to the Closing Date, Sellers shall furnish to Buyer written notice ("Sellers' Notice") describing the specific remedial measures taken by Sellers prior to the Closing Date in connection with the Environmental Objections, the extent (as applicable) to which the Environmental Objections have been cured and satisfied in full in accordance with Section 8.2, a summary of all direct costs incurred by Sellers in connection therewith, and a work plan for completing any remaining work required in order to cure all Environmental Objections based upon conditions known at that time, including a detailed estimate by specific Environmental Objection of the top level of the reasonable expected range of costs to complete such work prepared by CTL Engineering ("Sellers' Work Plan"). On the Closing Date, Sellers shall furnish to Buyer an update to Sellers' Work Plan if necessary to reflect conditions discovered since the initial delivery of Sellers' Work Plan. Sellers shall simultaneously furnish to Buyer all relevant information, including but not limited to copies of invoices and test results, relating to the Sellers' Notice. An amount equal to the cost of remediation, as estimated in Sellers' Work Plan (but in no event exceeding $200,000 less the costs of remediation incurred by Sellers after the date hereof and prior to the Closing Date), shall be withheld from the Fixed Asset Price payable at Closing.

           8.4 Activities Subsequent to Closing Date. If any portion of the Fixed Asset Price shall have been deferred under
Section 8.3 hereof, Buyer shall as soon as practicable after the Closing Date take only such actions as shall be commercially reasonable to cure the Environmental Objections in accordance with Seller's Work Plan. Upon the completion of all work set forth in Seller's Work Plan other than the Grove City Remediation, Buyer shall provide written notice to Sellers of the specific additional remedial measures taken by Buyer, together with a summary of all direct costs incurred by Buyer in connection therewith, and including all supporting documentation. Buyer shall promptly pay to Sellers the balance of the Fixed Asset Price deferred under Section 8.3 hereof less (i) the total amount of such direct costs incurred by Buyer, plus (ii) the estimated costs of the Grove City Remediation, as estimated in Sellers' Work Plan. Upon the earlier to occur of (x) completion of the Grove City Remediation and (y) the end of the two-year period following the Closing Date, Buyer shall promptly pay to Sellers the balance of any such funds not expended in connection with the Grove City Remediation.

                 Notwithstanding any other provision of this Agreement, the aggregate obligation of Sellers to Buyer with respect to compliance of the Facilities, the Assets and the Business with Environmental Law (as hereinafter defined) shall be limited to the amounts payable or paid by Sellers (directly or through deduction from the Fixed Asset Price) in accordance with this Section 8, except only with respect to the obligation of Sellers under this Agreement in connection with any breach by Sellers of representations or warranties contained in Section 9.6 hereof.

            8.5   Right  of  Buyer  to  Terminate  Agreement   in
Connection  with  Environmental Objections.  Notwithstanding  any other provision of this Section 8, in the event that the aggregate estimated costs of remediating the Environmental Objections as set forth in Seller's Work Plan exceeds $500,000 less the costs of remediation incurred by Sellers after the date hereof and prior to the Closing Date, and if Sellers refuse to adjust the Fixed Asset Price by the full amount of such estimated costs, Buyer shall not be obligated to consummate the transaction contemplated by this Agreement, and may terminate the Agreement without further obligation to either party. If Buyer elects to close notwithstanding any such determination, the obligations of Sellers with respect to the remediation of the Environmental Objections shall be limited as provided in this Section 8.

          9. REPRESENTATIONS AND WARRANTIES OF SELLERS. Except as otherwise disclosed in Exhibit J attached hereto, Sellers hereby, jointly and severally, represent and warrant to Buyer as follows:

            9.1   Corporate  Organization.   Each  Seller  is   a
corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Sellers have the corporate power and authority to carry on their respective businesses as now being conducted. Sellers are duly qualified or licensed to do business as foreign corporations and are in good standing in Ohio and each other jurisdiction wherein the nature of their respective activities or their respective properties owned or leased makes such qualification necessary and failure to be so qualified or licensed would have a material adverse effect upon the Business or the Assets.

           9.2 Authorization of Agreement. Each Seller has the requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Provided the Closing occurs as contemplated hereunder, the execution and delivery by Sellers of this Agreement and Sellers' Noncompetition Agreement and the other agreements, documents and instruments contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been, or will at the Closing be, duly authorized by all necessary corporate action on the part of Sellers. This Agreement and Sellers' Noncompetition Agreement and all other instruments required hereby to be executed and delivered by Sellers are, or when delivered will be, legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, subject only to the corporate action by Sellers described in the preceding sentence.

           9.3 Conflicting Agreements, Governmental Consents. The execution and delivery by Sellers of this Agreement, Sellers' Noncompetition Agreement and the other agreements, documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, and the performance or observance by the Sellers of any of the terms or conditions hereof or thereof, will not (a) conflict with, or result in a breach or violation of the terms or conditions of, or constitute a default under, or result in the creation of any lien on any of the Assets pursuant to, the Articles of Incorporation or By-Laws of any Seller, any award of any arbitrator, or any indenture, contract or agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which any Seller or the Assets is subject, or (b) require any consent or approval of or filings with, any federal, state or local governmental agency or authority other than routine filings and registrations in connection with the transfer of the Business and Assets not required to be made prior to the Closing.

            9.4 Actions, Suits, Proceedings. There are no requests, notices, investigations, claims, demands, actions, suits or other legal or administrative proceedings pending or, to the best knowledge of Sellers, threatened against any Seller or any of their respective properties in any court or before any federal, state, municipal or other governmental agency which, (a) if decided adversely to such Seller, would have a materially adverse effect upon the Business, the Real Estate or the other Assets, (b) seek to restrain or prohibit the transactions contemplated by this Agreement or obtain any damages in connection therewith, or (c) in any way call into question the validity of this Agreement or the Noncompetition Agreement; nor is any Seller in default with respect to any order of any court or governmental agency entered against it in respect of the Business, the Real Estate or any of the other Assets. Sellers have not received notice of the initiation of any condemnation proceeding with respect to the Real Estate, or offer or sale in lieu thereof, or any judgments, orders, decrees, stipulations, settlement agreements, liens or injunctions relating in any way to the Real Estate (other than Permitted Encumbrances), which have not been wholly and completely settled, complied with and discharged. To the knowledge of Sellers, there is no plan, study or effort by any governmental authority or agency which in any way affects or would affect the present use or zoning of the Real Estate, nor any existing, proposed or contemplated plan to widen, modify or realign any street or highway adjoining the Real Estate.

           9.5 Compliance with Laws and Other Instruments. To the knowledge of Sellers, the Business has been and is being conducted in all material respects with all applicable laws, rules or regulations of all governmental authorities. Sellers have not received notice from any applicable governmental authority of any material violation of any applicable law, rule or regulation relating to the Business, the Real Estate or any of the other Assets. There are no requests, notices, investigations, claims, demands, actions, administrative proceedings, hearings or other governmental claims or proceedings pending against Sellers alleging or investigating the existence of any such violation. Notwithstanding anything herein to the contrary, the provisions of this Section 9.5 do not apply to compliance with environmental rules, laws, or regulations, employee plans, labor matters, intellectual property rights, licenses and permits, or taxes, the subject matter of which are described in representations and warranties contained in Sections 9.6, 9.8, 9.9, 9.14, 9.15, and 9.18, respectively.
Sellers are not in violation of their respective Articles of Incorporation or By-Laws.

          9.6  Environmental Matters.

          (a)  For purposes of this Agreement,

             (i) "Environmental Assessments" mean the Phase I Environmental Site Assessments conducted by CTL Engineering, Inc. in connection with the Facilities, and any other or subsequent reports, assessments, or investigations, or any information obtained in connection with inspections, investigations, or work at the Facilities, conducted or obtained by Sellers, Buyer, CTL Engineering, Inc., or any other person or entity as of or prior to the Closing Date in connection with the status or condition of the Real Estate or Facilities, or compliance of the Business, Real Estate or Facilities with Environmental Law.

            (ii) "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1201 et seq., the Clean Water Act, 33 U.S.C. 1321 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., and any other federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health, natural resources or the environment;

          (iii) "Hazardous Substance" means any pollutant, contaminant, hazardous substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical, substance or material listed or identified in or regulated by any Environmental Law; and

            (iv) "RCRA Hazardous Waste" means a hazardous waste, as that term is defined in and pursuant to the Resource Conservation and Recovery Act, 42 U.S.C.
           6901 et seq. ("RCRA").

           (b) To the knowledge of Sellers and except as otherwise disclosed in Exhibit J or in the Environmental Assessments, (i) no Hazardous Substances have during the period of Sellers' ownership of the Real Estate been buried, spilled, leaked, discharged, emitted, generated, stored, used or released, and no (ii) Hazardous Substances are now present, in, on, or under the Real Estate except (as to (i) and (ii) above) for quantities of Hazardous Substances stored or used by the Sellers in the ordinary course of their business and in material compliance with all applicable Environmental Law.

           (c) To the knowledge of Sellers, except as otherwise disclosed in Exhibit J or in the Environmental Assessments, the Real Estate and the other Assets are not being used, and neither the Real Estate nor any of the other Assets ever has been used, in connection with the treatment, storage or disposal of RCRA Hazardous Wastes, as such activities are defined in RCRA.

           (d) To the knowledge of Sellers and except as otherwise disclosed in Exhibit J or the Environmental Assessments, there are not now and never have been any underground or aboveground storage tanks or other containment facilities of any kind on the Real Estate which contain or ever did contain any Hazardous Substances.

           (e) To the knowledge of Sellers, the Real Estate is not and never has been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

            (f) To the knowledge of Sellers, Sellers have delivered, or will have delivered prior to the Closing Date, to Buyer true and complete copies of all consultant reports and all federal, state or local authorizations, permits, licenses, disclosures and other documents in their possession, custody or control describing or relating in any way to the Business, the Real Estate or any of the other Assets which describe, mention or discuss the status thereof with respect to any Environmental Law.

           (g) To the knowledge of Sellers, except as otherwise disclosed in Exhibit J or in the Environmental Assessments, there are not and there never have been any requests, notices, investigations, claims, demands, actions, suits or other legal or administrative proceedings relating in any way to the Business, the Real Estate or any of the other Assets, alleging liability of Sellers under, violation by Sellers of, or noncompliance by Sellers with any
     Environmental Law or any license, permit or other authorization issued pursuant thereto. To the knowledge of Sellers, except as otherwise disclosed in Exhibit J or in the Environmental Assessments, no such matter is threatened or impending, nor does there exist any substantial basis therefor.

           (h) To the knowledge of Sellers, except as otherwise disclosed in Exhibit J or in the Environmental Assessments, Sellers operate and at all times have operated the Business in material compliance with all applicable Environmental Law, and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of the Business are in Sellers' possession and are in full force and effect. To the knowledge of Sellers, there is no threat that any such permit, license or other authorization will be withdrawn, terminated, not renewed, or otherwise materially limited or changed.

           9.7 Employees. Exhibit I hereto lists all Permitted Employees at the date hereof engaged in operation of the Business and in the case of each such Permitted Employee sets forth the position, level of base compensation, provision for bonus compensation, if any, earned and accrued vacation, date of employment, and years of employment recognized for determining eligibility for participation in, and vesting and credited service under the Benefit Plans, as the case may be.

           9.8 Employee Plans. Set forth on Exhibit K attached hereto is a list of all life, health, dental, accident or disability plans, workers' compensation and other insurance plans, and any other similar employee benefit plans, practices, policies or arrangements, whether written or oral, which are maintained by any Seller for the benefit of (or under which any Seller has any obligations, whether absolute or contingent, to) any Permitted Employees, including but not limited to any such "employee benefit plan" which is subject to the Employee Retirement Income Security Act of 1974 ("ERISA") (hereinafter collectively referred to as "Benefit Plans"). Sellers have afforded Buyer an opportunity to review true and correct copies or summaries of all such Benefit Plans. Except as provided in Exhibit K, at no time during the 72-month period preceding the Closing Date has any Seller or any entity aggregated with any Seller under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, or Section 4001 of ERISA maintained or contributed to, with respect to the Business, any plan which is a multi-employer plan as defined in Section 4001(a)(3) of ERISA or any plan which is a defined benefit pension plan subject to Title IV of ERISA.

           9.9 Labor Matters. There are no existing labor disputes or disturbances which materially adversely affect the Business or the future prospects of the Business. There are no existing employment agreements or collective bargaining agreements between Sellers and any of their respective employees engaged in operation of the Business or any collective bargaining unit representing any such employees, and no such agreements are currently in the process of being negotiated. No petition has been filed or is pending with the National Labor Relations Board by any labor organization or any group of employees for an election or certification regarding the representation of any group of any Seller's employees engaged in the operation of the Business by a labor organization. To the knowledge of Sellers, there is no present solicitation or campaign by any labor organization or employee for the representation of any Seller's employees engaged in the operation of the Business by a labor organization.

           9.10 Title to Real Property. Exhibits A-1 and A-2 hereto correctly identify the Real Estate. Sellers have good and marketable title to the Real Estate, free and clear of all mortgages, liens and encumbrances, other than Permitted Encumbrances.

           9.11 Title to Personal Property. Sellers have good title to all personal property included in the Assets, free and clear of all mortgages, liens, pledges, charges and encumbrances, other than Permitted Encumbrances.

           9.12 Condition of Assets. The tangible Fixed Assets are in operable condition subject to ordinary wear and tear and subject to requirements to provide maintenance and replacement of specific Fixed Assets in the ordinary course from time to time in view of the age of such Fixed Assets. The inventory is in the aggregate usable in connection with the manufacturing operations at the Facilities, subject to normal allowances for obsolete and unusable inventories in the ordinary course of business. All Inventory is located at the Facilities, except for raw steel and steel subassemblies intended for use at the Facilities but stored at the Indianapolis Facility.

           9.13 Contracts. Exhibit E hereto sets forth correctly all contracts, indentures, guarantees, leases, commitments or other agreements related to the Business to which any Seller is a party or by which it is bound, which involves anticipated future expenditures by or payment of proceeds to any Seller in excess of $10,000, except the Completed Contracts and Contracts-in-Process. Exhibit H hereto is a true and correct list of all current project contracts related to the Business. Sellers and, to the knowledge of Sellers, each other party thereto, have substantially performed all obligations required to be performed by them to date, and are not in default in any material respect, under any of the instruments or agreements described above. Except as described in Exhibit E and H, the instruments and agreements described above which are to be assigned to Buyer hereunder are each in full force and effect and are assignable to Buyer without the consent of third parties, and Sellers have not waived or assigned to any other person any of their respective rights thereunder. Sellers have delivered or made available to Buyer true and correct copies of all such contracts, indentures, guaranties, leases, commitments and other agreements.

          9.14 Intellectual Property Rights.

           (a) To the knowledge of Sellers, Sellers own or possess, are licensed under, or otherwise have lawful access to, all patents, trade secrets, know-how, other confidential information, trademarks, service marks, copyrights, mask works, trade names, logos and other intellectual property, whether registered or unregistered, necessary for the lawful conduct of the Business as now conducted or intended to be conducted, without (to the knowledge of Sellers) any infringement of or conflict with the industrial or intellectual property rights of others. Sellers do not know of any unauthorized use or disclosure or misappropriation of any of their respective registered intellectual property, and Sellers have taken reasonable steps in light of the nature of the business to protect against the unauthorized use or disclosure of their intellectual property (or of the intellectual property of others entrusted to Sellers).

          (b) Exhibit F hereto lists and describes correctly all patents and all registered copyrights, mask works, and other registered intellectual property (and all applications for any of the foregoing) included in the Assets, all of which are owned of record solely in the name of the Sellers listed thereon, are beneficially owned solely by the Sellers listed thereon, and have not been licensed or otherwise been made available by any Seller for use by others. All such patents and registered intellectual property rights are in full force and effect and will not expire or require renewal until the respective dates (if any) set forth in Exhibit F. Sellers (i) do not own or have any license or other interest in or to any other patents or registered copyrights, mask works, or other registered intellectual property (or applications for any of the foregoing), other than tradenames, trademarks and service marks included in the Excluded Assets, (ii) do not own or use in the Business any unregistered intellectual property, other than technical know-how, software applications and programs, and business information necessary for the operation of the Business, and
     (iii) do not license from persons or entities other than Buyer the right to use any industrial or intellectual property.

           (c) Sellers have no reason to believe that (i) any of the registered intellectual properties owned or used by Sellers in the Business are invalid or unenforceable
     (whether  due  to  the existence of prior  art,  inequitable conduct such as patent fraud or misuse, prior use or creation, abandonment or otherwise), (ii) any payments to governmental agencies required to maintain the effectiveness of any patents or any registered intellectual properties have not been timely paid, or (iii) any pending applications of Sellers for patents or for registration of other intellectual property will be denied or will be materially restricted or conditioned, or any prior art or other information or circumstance exists which would cause such denial, restriction or condition.

           (d) (i) Sellers have not received any communications from any person or entity containing any express or implied allegation that any Seller is or may be infringing any of such person's or entity's intellectual property, and (ii) is not currently evaluating any intellectual property of another person or entity (and has not conducted any such evaluations in the past five years) to determine whether a license thereof is necessary or desirable or whether such intellectual property may otherwise have a material effect on any Seller's existing or planned business, products or services.

           9.15 Licenses and Permits. Exhibit G hereto correctly describes all material licenses and permits granted to or by Sellers in connection with the operation of the Business. Sellers have all material licenses and permits required by law or otherwise necessary for the proper operation of the Business. All material licenses and permits granted to Sellers are in full force and effect, and no action to terminate, withdraw, not renew or materially limit or otherwise change any such license or permit is, to the knowledge of Sellers, pending or has been threatened by any governmental agency or other party. The consummation of the transactions contemplated by this Agreement will not violate the provisions of any such license or permit. Such licenses or permits are assignable only in accordance with their terms or if otherwise permitted by applicable law. Sellers have delivered to Buyer true and correct copies of all such licenses and permits.

            9.16 Financial Information. Attached hereto as Exhibit L are (a) a consolidated balance sheet of Somerset at December 31, 1993, together with the related statements of stockholders' equity and cash flows then ended, and the report thereon of KPMG Peat Marwick, certified public accountants, (b) a pro forma balance sheet of Sellers for the Business at December 31, 1993, together with a profit and loss statement for the year then ended prepared by Sellers, (c) a pro forma balance sheet of Sellers for the Business at September 30, 1994 (the "Balance Sheet Date") and a pro forma profit and loss statement for the Business for the nine months then ended prepared by Sellers, and (d) a pro forma balance sheet of Sellers for the Business at December 31, 1994 and a pro forma profit and loss statement for the Business for the year then ended prepared by the Sellers. Such financial statements (a) were prepared in accordance with the books and records of Sellers, (b) present fairly in all material respects the financial condition of Sellers and the Business at such dates and the results of operations and cash flows, as applicable, for the periods therein specified and (c) have been prepared in accordance with generally accepted accounting principles consistent with prior periods.

           9.17  Business Changes.   Except for the  transactions
contemplated by this Agreement, since the Balance Sheet Date, there has not been:

           (a) Any material adverse change in the Assets, the Business or the financial condition, prospects, operations, results of operations or business of any Seller other than in connection with seasonal fluctuations inherent in the Business;

           (b) Any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Business or the Assets;

           (c) Any sale, lease, abandonment or other disposition of any of the assets used in or useful to the Business materially and adversely affecting the Business, except for dispositions of Inventory in the ordinary course of business;

           (d) Any mortgage, pledge or other lien or encumbrance affecting any of the Assets;

           (e) Any transfer of the Assets by any of the Sellers to any shareholder or any officer, director, employee or affiliate of Sellers or any other transfer of Purchased
     Assets outside of the ordinary course of business;

          (f) Any material deviation from the ordinary and usual course by Sellers in the conduct of their respective businesses, including, without limitation, any increase in compensation of any Permitted Employee other than annual increases in the ordinary course of business (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or the adoption of any new benefit program, plan or other arrangement which would affect Permitted Employees and would have a material adverse impact on Sellers' businesses;

           (g)   Any  material  change in accounting  methods  or
     practices followed by Sellers, including changes to amortization or depreciation policies or write-downs in the value of any Inventory or the Purchased Accounts Receivables;

           (h)   Any  material  increase in  any  obligations  or
     liabilities   (whether  absolute,  accrued,  contingent   or
     otherwise and whether due or to become due), except items incurred in the ordinary course of business; or

          (i) Any transaction materially and adversely affecting the Business or the Assets entered into by any Seller other than in the ordinary course of business, except this Agreement.

           9.18 Taxes. To the knowledge of Sellers, Sellers have filed all federal, state and local tax returns required to be filed by them, and have paid all federal, state and local income, profits, franchise, sales, use, property, excise, payroll, and other taxes and assessments (including interest and penalties) to the extent that such have become due. No claims for additional taxes have been asserted against any Seller and no audits are pending with respect to any tax liabilities of any Seller which could in the aggregate materially and adversely affect the Assets, the Business or the sale thereof in accordance with this Agreement.

           9.19 Capital Projects. No construction or other capital projects related to the Business and which involve anticipated future expenditures by Sellers in excess of $10,000 are in progress, have been contracted for or, to the knowledge of Sellers, are required by applicable law or regulation in connection with the operation of the Business. All completed construction and other capital projects are reflected in the balance sheet referred to in Section 9.16(c) hereof.

           9.20 Composition of Assets. The Assets comprise all material property and assets employed by Sellers in the Business, except for the Excluded Assets. Except for the Real Estate, no other real property owned or leased by Sellers (other than the Indianapolis Facility) is directly used in the operation of the Business.

          9.21 Insurance. Sellers maintain property and casualty insurance on all tangible Assets on a replacement value basis and product liability insurance with respect to the Business as described generally on Exhibit M hereto. All policies providing such insurance are in full force and effect and Sellers have not received any notice of impending cancellation or nonrenewal thereof.

          9.22 Brokers and Finders. Sellers have not retained or engaged any broker, finder or other financial intermediary in connection with the transaction contemplated by this Agreement.

           9.23 Full Disclosure. To the knowledge of Sellers, no representation or warranty by Sellers contained in this Agreement or the exhibits hereto, and no written representation, statement or certificate made or furnished, or to be made or furnished hereafter, by any Seller or any of their respective officers or representatives pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the representations or statements contained herein or therein not misleading.

           10.   REPRESENTATIONS AND WARRANTIES OF BUYER.   Buyer
hereby represents and warrants to Sellers as follows:

            10.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

           10.2 Conflicting Agreements, Governmental Consents. The execution and delivery by Buyer of this Agreement, the Noncompetition Agreements and the other agreements, documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, and the performance or observance by Buyer of any of the terms or conditions hereof or thereof, will not (a) conflict with, or result in a breach or violation of the terms or conditions of, or constitute a default under, the Articles of Incorporation or By-Laws of Buyer, any award of any arbitrator, or any indenture, contract or agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which Buyer is subject, or (b) require any filing or registration with, or any consent or approval of, any federal, state or local governmental agency or authority.

           10.3 Corporate Authority. The execution and delivery by Buyer of this Agreement, the Noncompetition Agreement and the other agreements, documents and instruments contemplated hereby, and the consummation of transactions contemplated hereby or thereby, have been duly authorized by all necessary corporate action. This Agreement and all other documents and instruments required hereby to be executed and delivered by Buyer are, or when delivered will be, legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

           10.4 Brokers and Finders. Buyer has not retained any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement.

           10.5 Full Disclosure. To the knowledge of Buyer, no representation or warranty by Buyer contained in this Agreement or the exhibits hereto, and no written representation, statement or certificate made or furnished, or to be made or furnished hereafter, by Buyer or any officer or representative of Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the representations or statements contained herein or therein not misleading.

           11.  CONDITIONS TO OBLIGATION OF BUYER TO CLOSE.   The
obligation of Buyer to effect the closing of the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

             11.1 Representations and Warranties. The representations and warranties of Sellers contained in this Agreement, as supplemented in accordance with this Agreement, shall be true and correct in all material respects on the Closing Date, with the same effect as though made on and as of the Closing Date.

           11.2 Observance and Performance. Sellers shall have observed and performed in all material respects all covenants and agreements required by this Agreement to be observed or performed by Sellers on or prior to the Closing Date.

           11.3 No Adverse Change. There shall have occurred no material adverse change in the Assets or the Business as a whole since the Balance Sheet Date.

            11.4 Officers' Certificate. Sellers shall have delivered to Buyer a certificate, dated the Closing Date, executed by the President and the senior financial officer of Somerset certifying to the satisfaction of the conditions specified in Sections 11.1, 11.2 and 11.3 hereof.

           11.5 Due Diligence. Prior to signing this Agreement, Buyer has not been afforded all of the access to proprietary and other information and personnel which it deems necessary or desirable for its complete review of the Business and the Product Lines; accordingly, the obligation of Buyer to effect the closing of the transactions contemplated by this Agreement is subject to the additional condition that the results of such review, to the extent related to information and matters not previously known by or disclosed to Buyer as of the date hereof, or not otherwise contained or referred to in the schedules or exhibits to this Agreement, shall be reasonably satisfactory to the Buyer based on standards of operation of businesses in the precast/prestressed concrete industry. This condition shall be deemed satisfied unless on or prior to 20 days subsequent to the execution hereof, Buyer shall have notified Sellers in the manner set forth herein that the condition set forth in this Section 11.5 has not been satisfied specifying in such notice in what respects Buyer alleges that the Business does not conform to the standards of operation of businesses in the precast/prestressed concrete industry. This Section 11.5 shall not apply to compliance by Sellers with any Environmental Law, such compliance to be governed by Section 8 hereof.

          11.6 Searches. Buyer shall have received, as of a date no more than 10 days prior to the Closing Date, Uniform Commercial Code Searches against Sellers from the Secretary of State of the States of Ohio and Indiana and from such other states and/or counties as Buyer shall reasonably request in which the Business is located, together with tax lien and judgment searches, in each case certified by a reporting service satisfactory to Buyer, and disclosing no liens or security interests against the Assets other than Permitted Encumbrances.

           11.7 Consents of Third Parties. Buyer shall have received duly executed copies of any material consents necessary to permit the transfer of the Assets to Buyer, including without limitation the assignment of the contracts and agreements described in Exhibits E and H hereto without breach thereof. Notwithstanding the above, however, if any such consent or approval is not obtained prior to the Closing, then Buyer will cooperate with Seller in any reasonable arrangement (including but not limited to a sub-contract or agency arrangement) necessary or desirable to afford the Buyer the practical benefits and obligations under such contract for periods subsequent to Closing consistent with the terms of this Agreement, and in such event this condition shall be deemed satisfied notwithstanding
that   third-party  consent  or  approval  shall  not  have  been obtained.

           11.8 Notices. Sellers shall have made all filings and registrations with all federal, state and local governmental agencies or authorities required to be made by Sellers in connection with the execution and delivery hereof and the consummation of the transactions contemplated hereby.

           11.9 Regulatory Approvals. Buyer shall have received all authorizations, consents and approvals of governments and governmental agencies required in connection with the purchase and sale contemplated by this Agreement.

           11.10 Legal Opinion. Buyer shall have received an opinion, dated the Closing Date from Bose, McKinney & Evans, counsel to Sellers, substantially in the form attached hereto as Exhibit N.

           11.11 No Legal Actions. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person, firm, corporation or governmental agency other than the parties shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

           11.12 Noncompetition Agreements. Buyer shall have entered into noncompetition agreements (the "Noncompetition Agreements") in substantially the form attached hereto as Exhibit O with each of the Sellers ("Sellers' Noncompetition Agreement"), Robert H. McKinney and Marni McKinney Jakubovie.

            11.13      Span-Deck  Royalties.   Buyer  shall  have
received from Sellers payment in full of all Span-Deck royalties through the Closing Date.

          11.14     Title Commitments.  Buyer shall have received
an  update  of the title commitments referred to in  Section  7.1 showing no change in title.

          11.15 Closing Documents. Buyer shall have received such warranty deeds, in recordable form, bills of sale, assignments and other documents of transfer reasonably required to transfer to Buyer the interests of Sellers in the Assets consistent with the terms of this Agreement.

          12. CONDITIONS TO OBLIGATION OF SELLERS TO CLOSE. The obligation of Sellers to effect the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

             12.1 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date, with the same effect as though made on and as of the Closing Date.

           12.2 Observance and Performance. Buyer shall have observed and performed all covenants and agreements required by this Agreement to be observed or performed by Buyer on or prior to or at the Closing Date.

          12.3 Officers' Certificate. Buyer shall have delivered to Sellers a certificate, dated the Closing Date, executed by the President and the senior financial officer of Buyer verifying to the satisfaction of the conditions specified in Sections 12.1 and
12.2 hereof.

           12.4 Legal Opinion. Sellers shall have received an opinion, dated the Closing Date, from Faegre & Benson, counsel to Buyer, substantially in the form attached hereto as Exhibit P.

           12.5 Shareholder Approval.  The sale of the Assets  to
Buyer pursuant to the terms and conditions of this Agreement shall have been approved by the shareholders of Somerset.

           12.6 No Legal Actions. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person, firm, corporation or governmental agency other than the parties shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

            13.    OPERATION  OF  BUSINESS  PRIOR   TO   CLOSING;
COOPERATION.   Sellers agree that, except with the prior  written
consent of Buyer, from the date of this Agreement to the Closing:

            13.1 Maintenance of Business. Sellers will use reasonable efforts to preserve intact the business organization of the Business, to keep available the services of key employees on terms no less favorable to Sellers than those on which such employees are presently employed, and to preserve for Buyer the good will of suppliers, customers and others having business relationships with the Business. Sellers will maintain their books and records during such period in a manner consistent with past practice.

           13.2 Employees. Sellers will not increase the number of Permitted Employees engaged in the Business except in the ordinary course of business, or effect any increase in compensation or employee benefits for their Permitted Employees engaged in operating the business, except for annual raises in the ordinary course of business and bonuses (if any) paid by Sellers in connection with the efforts of such Permitted
Employees  in  effecting  the  transactions  described  in   this
Agreement.

           13.3 No Disposition of Assets. Sellers will not sell, transfer, dispose of or abandon any portion of the Assets material to operation of the Business, except in the ordinary course of business and consistent with past practice.

           13.4 No Additional Liens. Sellers will not permit any of the Assets to become subject to any mortgage, lien, charge or encumbrance, other than Permitted Encumbrances.

           13.5 No Modification of Agreements. Sellers will not in any respect material to the Business (a) modify or amend any material contract, lease, commitment or agreement to be assigned to or assumed by Buyer hereunder, or (b) waive or assign to any third party any of its rights under any such contract, lease, commitment or agreement.

           13.6  Maintenance  of Tangible Assets.   Sellers  will
maintain all tangible Assets consistent with the requirements  of
Section 9.12 in the ordinary course of business.

           13.7 Capital Expenditures. Sellers will not incur any liability to make any expenditure or commitment for the purchase of any capital asset in connection with the Business in excess of $10,000.

          13.8 No Extraordinary Agreements. Except in connection with performance by Sellers of activities described in Section 8 hereof, Sellers will not enter into any contract or agreement which relates to the Business or Assets which involves anticipated future expenditures by Sellers in excess of $10,000 which contains terms or conditions inconsistent with past business practices of Sellers or the continued operation of the Business as a going concern.

           13.9 Maintenance of Insurance. Sellers will continue to carry all existing policies of insurance relating to the Assets, or will effect renewals or replacements thereof in substantially the same form and amount, and providing substantially the same coverage, as such existing policies.

            13.10 Accounts Receivable; Accounts Payable. Sellers will continue to collect their accounts receivable relating to the Business and pay their accounts payable relating to the Business in accordance with its past business practices.

          13.11 Inventories; Supplies. Sellers will maintain their Inventories and other consumable materials and supplies at levels consistent with their past business practices.

          13.12 Ordinary Course Operations. Without limiting the generality of the foregoing, Sellers will in all other respects operate the Business in the ordinary course.

           13.13 Notices to Vendors and Customers. On or prior to the Closing Date, Sellers will send out notices, in form and substance satisfactory to Buyer, notifying all of Sellers' existing vendors and customers of the transactions contemplated by this Agreement.

           13.14      Removal of Broken Concrete.  Sellers  shall
remove   all  material  amounts  of  broken  concrete  from   the
Facilities prior to the Closing Date.

           13.15 Cooperation. Sellers will furnish to Buyer all information concerning Sellers, the Business and the Assets required for inclusion in any statement or application made by Buyer to any governmental body in connection with the transactions contemplated by this Agreement (all of which information Sellers represent, warrant and covenant shall when furnished be true and complete in all material respects). Without limiting the foregoing sentence, each party will cooperate with the other in good faith to obtain all consents and approvals required from governmental and regulatory authorities and private third parties necessary to consummate the transactions contemplated hereby and enable the Buyer thereafter to carry on the Business without material disruption.

           13.16 Inspection Rights. Sellers will permit employees and agents of Buyer during normal business hours and on reasonable notice to and in cooperation with Sellers to inspect the Assets and to inspect all contracts, agreements, other documents and records reflecting or reasonably relating to the Assets or the Business. The Confidentiality Agreement between Somerset and Buyer dated October 11, 1994 (the "Confidentiality Agreement"), applies in all respects to such information and materials provided to Buyer, including Permitted Persons (as defined in the Confidentiality Agreement) and the terms of the Confidentiality Agreement are incorporated herein by reference and will survive the termination of or the Closing under this Agreement.

           13.17 Shareholder Approval. Sellers shall use their best efforts to obtain the approval of the shareholders of Somerset for the sale of the Assets to Buyer pursuant to the terms and conditions of this Agreement. Without limiting the foregoing sentence, Somerset's Board of Directors will recommend such approval to its shareholders and shall use its best efforts to obtain the vote of all shares held by individual members of the Board of Directors for such approval.

          14.  POST-CLOSING MATTERS.

          14.1 Post-Closing Inspection Rights. Buyer agrees that all books and records delivered to Buyer by Sellers pursuant to the provisions of this Agreement shall be open for inspection by representatives of Sellers at any time during regular business hours on or prior to December 31, 1996, and that Sellers during such period at their expense may make such excerpts therefrom as it may deem desirable. Sellers agree that all documents, records and other materials retained by Sellers that are related to the Real Estate, the other Assets or the Business shall be open for inspection by representatives of Buyer at any time during regular business hours on or prior to December 31, 1996, and that during such period Buyer may make such excerpts therefrom at its expense as it may deem desirable. Thereafter, each party shall offer to the other an opportunity to copy any such documents and materials prior to the destruction thereof.

          14.2 Warranties; Completion of Contracts. If requested by Sellers and subject to the direction and approval of Sellers, Buyer will perform the obligations of Sellers with respect to (a) any warranty claims on or work required to complete any Completed Contracts, and (b) remedial work required on Contracts-in-Process attributable to defective material or workmanship of Sellers prior to the Closing Date. Buyer shall submit to Sellers an invoice specifying all costs incurred with respect to any such work performed by Buyer. For purposes hereof, such costs to Buyer shall be direct costs for materials, use or rental of equipment, labor (including salary and benefits), subcontractors, if any, plus freight. Sellers agree to reimburse Buyer for all such costs, plus a margin of 15% of such costs, payable to Buyer promptly after submission of an invoice by Buyer. Buyer shall, without charge to Sellers, store at the Facilities subsequent to the Closing the Excluded Inventory for such period as is reasonably necessary for the completion of the Completed Contracts or compliance with other instructions of customers of the Business.

           14.3 Indianapolis Facility. The parties acknowledge that Sellers and any purchaser of the Indianapolis Facility may continue to engage in the business of marketing, selling, manufacturing, distributing, and installing prestressed/precast concrete products at its Indianapolis Facility in compliance with the terms of Sellers' Noncompetition Agreement. Buyer acknowledges that Sellers and their officers and employees have obtained and possess certain general know-how and business information (including know-how and information available generally in the prestressed/precast concrete business) in connection with the operation of the Business and that such know-how and information may be and will continue to be used in the operation of the Indianapolis Facility by Sellers or any purchaser of the Indianapolis Facility, and any of their respective officers, or employees, without any payment to Buyer for the use thereof.

           14.4  Use  of Trademarks.  Subsequent to the  Closing,
Buyer  shall  not  use  the trademarks and  tradenames  "American
Precast Concrete" or "Ampark" or any similar trademark or tradename.

          15. BULK TRANSFER LAW. Buyer hereby waives compliance by Sellers with the requirements of any applicable laws relating to bulk sales and transfers and Sellers jointly and severally agree to indemnify Buyer and hold Buyer harmless from any and all claims, liabilities or costs arising with respect thereto, including reasonable attorneys' fees.

          16.  TAXES, FEES AND OTHER EXPENSES

           16.1 Taxes and Fees. Sellers shall be responsible for and shall pay all sales, transfer, conveyance or similar taxes or governmental charges, if any, and all deed taxes and recording fees with respect to the sale and purchase of the Assets, whether levied against the Assets, Sellers or Buyer.

            16.2 Expenses. Except as otherwise specifically provided herein, each party shall pay all of the costs and expenses incurred by it in negotiating and preparing this Agreement (and all other agreements, certificates, instruments and documents executed in connection herewith), in performing its obligations under this Agreement, and in otherwise consummating the transactions contemplated by this Agreement, including without limitation its attorneys' fees and accountants' fees.

          17.  INDEMNIFICATION BY SELLERS

           17.1 Generally. Subject to the terms of Section 8 and this Section 17, Sellers hereby agree, jointly and severally, to defend, indemnify and hold harmless Buyer against and with respect to:

           (a) Any and all liabilities and obligations of Sellers, or any of them except to the extent assumed and agreed to be paid by Buyer pursuant to Sections 3, 4.2 and
     5.3 hereof, and any and all liabilities and obligations arising from or in connection with ownership of the Assets or operation of the Business on or prior to the Closing Date, whether or not reflected in Sellers' books and records and whether or not readily apparent on or prior to the Closing Date, except to the extent Buyer is required to (i) indemnify Sellers in respect thereof pursuant to Section 18 hereof or (ii) perform certain work for Sellers pursuant to
     Section 14.2 hereof;

           (b) Without limiting the generality of the foregoing, any and all products liability or similar claims in respect of products manufactured by Sellers, or any of them on or prior to the Closing Date subject to the agreements of the parties in Section 14;

           (c) Any and all loss, injury, damage or deficiency resulting from any misrepresentation, omission or breach of warranty on the part of Sellers, or any of them under this Agreement or any other agreement, instrument or document contemplated hereby;

           (d) Any and all loss, injury, damage or deficiency resulting from any non-fulfillment of any covenant or agreement on the part of Sellers, or any of them under this Agreement; and

           (e) Any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

       17.2 Deductible. Buyer shall not be entitled to indemnification hereunder with respect to claims made by Buyer under Section 17.1(c) above (or under Section 17.1(e) to the extent related thereto), except for any claim based on the untruth or inaccuracy of any representation or warranty made herein or in any statement, certificate or schedule furnished hereunder if it is determined by a court of competent jurisdiction that Sellers made such representation or warranty with an intent to deceive or defraud or with reckless disregard for the truth or accuracy thereof, unless and until the aggregate damages and expenses paid or incurred by Buyer in connection with such claims exceeds $100,000, and then only for the amount of the excess. Notwithstanding the foregoing sentence, this Section
17.2 shall not apply to any claim for breach of Seller's representations under Sections 9.10 and 9.11 hereof (each a "Title Claim").

     17.3 Termination of Indemnification. The right to indemnity under Sections 17.1(c) and (d) above (and under Section 17.1(e) to the extent related thereto) shall terminate 18 months after the Closing Date, except (a) for any claim based on the untruth or inaccuracy of any representation or warranty made herein or in any statement, certificate or schedule furnished hereunder if it is determined by a court of competent jurisdiction that Sellers made such representation or warranty with an intent to deceive or defraud or with reckless disregard for the truth or accuracy thereof, and (b) that with respect to any pending claim for indemnity hereunder which shall have been made during such 18-month period, the right to indemnity shall not terminate until the final determination and satisfaction of such claim. Notwithstanding the foregoing sentence, this Section 17.3 shall not apply to any Title Claim, any claim with respect to the Noncompetition Agreements or any obligation of Sellers under Sections 2.7 and 14.2 hereof.

      17.4 Procedures. In the event any demands or claims are asserted against Buyer or any actions, suits or proceedings are commenced against Buyer for which Sellers may be obligated to indemnify Buyer under this Section 17 without regard to the deductible amount under Section 17.2 hereof, then Buyer shall give timely notice thereof to Sellers (in any event within 30 days after first receiving notice of such demands or claims) in order to permit Sellers the necessary time to evaluate the merits of such demand, claim, action, suit or proceeding and defend, settle or compromise the same so that Sellers' interests are not materially prejudiced; and, in the event Buyer fails to provide such timely notice or otherwise fails to act in a commercially reasonable manner to mitigate any losses or damages to which such indemnification applies, Sellers shall have no liability whatsoever to indemnify and defend Buyer from such demand, claim, action, suit or proceeding pursuant to this Section 17 and Buyer shall be solely responsible for the defense thereof and any and all liability of Buyer arising therefrom. Within 30 business days after such notice, Sellers shall assume the defense thereof with counsel chosen by Sellers or their respective insurers and reasonably acceptable to Buyer. Sellers shall not be liable for any costs or expenses incurred by Buyer in connection with any demand, claim, action, suit or proceeding for which Sellers are obligated to indemnify Buyer under this Section 17, provided that Sellers shall have assumed the defense thereof in accordance with this Section 17.

     17.5 Settlement and Compromise. Sellers shall not settle or compromise any demands, claims, actions, suits or proceedings for which Buyer has sought indemnification from Sellers unless they shall have given Buyer not less than 15 days prior written notice of the proposed settlement or compromise and afforded Buyer an opportunity to consult with Sellers regarding the proposed settlement or compromise.

     18.  INDEMNIFICATION BY BUYER

      18.1 Generally. Subject to the terms of this Section 18, Buyer hereby agrees to defend, indemnify and hold harmless
Sellers against and with respect to:

                (a) Any and all liabilities and obligations of Sellers assumed by Buyer pursuant to this Agreement and any and all liabilities and obligations arising from or in connection with ownership of the Assets or operation of the Business after the Closing Date, except to the extent Sellers are required to indemnify Buyer in respect thereof pursuant to Section 17.1;

                (b) Without limiting the generality of the foregoing, any and all products liability claims or similar claims in respect of products manufactured by Buyer after the Closing Date;

                 (c)   Any  and  all  loss,  injury,  damage   or
     deficiency resulting from any misrepresentation, omission or
     breach  of  warranty  on  the  part  of  Buyer  under   this
     Agreement;

                 (d)   Any  and  all  loss,  injury,  damage   or
     deficiency  resulting  from  any  non-fulfillment   of   any
     covenant or agreement on the part of Buyer under this Agreement; and

                (e) Any and all demands, claims, actions, suits or proceedings, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

           18.2 Deductible. Sellers shall not be entitled to indemnification under Section 18.1(c) above (or under
Section 18.1(e) to the extent related thereto), except for any claim based on the untruth or inaccuracy of any representation or warranty made herein or in any statement, certificate or schedule furnished hereunder if it is determined by a court of competent jurisdiction that Buyer made such representation or warranty with an intent to deceive or defraud or with reckless disregard for the truth or accuracy thereof, unless and until the aggregate damages and expenses paid or incurred by Sellers in connection with such claims exceeds $100,000, and then only for the amount of the excess. Notwithstanding the foregoing sentence, this
Section 18.2 shall not apply to any obligation of Buyer for the payment of the Purchase Price in accordance with this Agreement or any obligation of Buyer under Section 14.2 hereof.

           18.3 Termination of Indemnification. The right to indemnity under Sections 18.1(c) and (d) above (and under
Section 18.1(e) to the extent related thereto) shall terminate 18 months after the Closing Date, except (a) for any claim based on the untruth or inaccuracy of any representation or warranty made herein or in any statement, certificate or schedule furnished hereunder if it is determined by a court of competent jurisdiction that Buyer made such representation or warranty with an intent to deceive or defraud or with reckless disregard for the truth or accuracy thereof, and (b) that with respect to any pending claim for indemnity hereunder which shall have been made during such 18-month period, the right to indemnity shall not terminate until the final determination and satisfaction of such claim. Notwithstanding the foregoing sentence, this Section 18.3 shall not apply to any obligation of Buyer for the payment of the Purchase Price in accordance with this Agreement or any obligation of Buyer under Sections 5.1 and 14 hereof.

           18.4 Procedures. In the event any demands or claims are asserted against Sellers or any actions, suits or proceedings are commenced against Sellers for which Buyer is obligated to indemnify Sellers under this Section 18 without regard to the deductible amount under Section 18.2 hereof, then Sellers shall give timely notice thereof to Buyer (in any event within 30 days after first receiving notice of such demands or claims) in order to permit Buyer the necessary time to evaluate the merits of such demand, claim, action, suit or proceeding and defend, settle or compromise the same so that Buyer's interest is not materially prejudiced; and, in the event Sellers fail to provide such timely notice or otherwise fails to act in a commercially reasonable manner to mitigate any losses or damages to which such indemnification applies, Buyer shall have no liability whatsoever to indemnify and defend Sellers from such demand, claim, action, suit or proceeding pursuant to this Section 18 and Sellers shall be solely responsible for the defense thereof and any and all liability of Sellers arising therefrom. Within 30 business days after such notice, Buyer shall assume the defense thereof with counsel chosen by Buyer and reasonably acceptable to Sellers. Buyer shall not be liable for any costs or expenses incurred by Sellers in connection with any demand, claim, action, suit or proceeding for which Buyer is obligated to indemnify Sellers under this Section 18, provided that Buyer shall have assumed the defense hereof in accordance with this Section 18.

          18.5 Settlement and Compromise. Buyer shall not settle or compromise any demands, claims, actions, suits or proceedings for which Sellers have sought indemnification from Buyer unless it shall have given Sellers not less than 15 days prior written notice of the proposed settlement or compromise and afforded Sellers an opportunity to consult with Buyer regarding the proposed settlement or compromise.

           19. TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing Date:

           19.1  Mutual Consent.  By mutual consent of Buyer  and
Sellers.

           19.2 Breach of Agreement. By Buyer giving written notice to Sellers if Sellers, or any of them, are in breach, or by Sellers giving written notice to Buyer if Buyer is in breach, in any material respect of any representation, warranty or covenant contained in this Agreement, if such breach is not cured within 30 days after such notice.

           19.3 Delayed Closing. By Buyer giving written notice to Sellers, or by Sellers giving written notice to Buyer, if the transactions contemplated by this Agreement shall not have been consummated by April 28, 1995, unless such failure shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants, agreements and conditions hereof to be performed or observed by such party at or before the Closing Date.

           19.4 Government Action. By Buyer or Sellers if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

           20. ASSIGNMENT. Sellers hereby agree that Buyer may assign its rights under this Agreement to an affiliated entity; provided that Buyer shall remain liable for its obligations hereunder. This Agreement may not be otherwise assigned by either Buyer or Sellers without the prior written consent of the other. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns, and no person, firm or corporation other than the parties, their successors and permitted assigns, shall acquire or have any rights under or by virtue of this Agreement.

          21. COVENANT OF FURTHER ASSURANCES. From time to time after the Closing, at the request of Buyer and without further consideration, Sellers will execute and deliver such other instruments of transfer and take such other actions as Buyer may reasonably require to transfer the Assets to, and vest title of the Assets in, Buyer, and to put Buyer in possession of the Assets. In the event that it shall be necessary for any Seller to qualify to do business as a foreign corporation in any state after the Closing in order for Buyer to enforce any material claim, such Sellers shall so qualify promptly upon written request of Buyer.

            22. CONFIDENTIALITY AND NONDISCLOSURE. Sellers covenant and agree from and after the date hereof until termination of this Agreement subject to the provisions of
Section 14 to maintain in strict confidence and except in the ordinary course of business not to use or disclose to others the industrial and intellectual property of Sellers to be transferred to Buyer pursuant to this Agreement to the extent that such industrial and intellectual property of Sellers constitutes a trade secret under applicable laws.

           23. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein, and all other written representations and warranties of Buyer and Sellers contained in the instruments executed in connection with the consummation of the transactions provided for herein, shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of 18 months after the Closing Date.

          24. PUBLIC ANNOUNCEMENT. A public announcement of the transactions contemplated by this Agreement shall be made promptly after the date hereof. Any and all public announcements of any kind or nature whatsoever concerning the transactions contemplated hereby made before, on or after the Closing Date shall require the prior written approval of Buyer and Sellers.

           25. ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules attached to this Agreement, the
Noncompetition Agreements and the Confidentiality Agreement, constitutes the entire agreement and understanding between Sellers and Buyer with respect to the sale and purchase of the Assets and the other transactions contemplated by this Agreement. All prior representations, understandings and agreements between the parties with respect to the purchase and sale of the Assets and the other transactions contemplated by this Agreement are superseded by the terms of this Agreement.

           26.   AMENDMENT  AND WAIVER.  Any  provision  of  this
Agreement may be amended or waived only by a writing signed by the party against which enforcement of the amendment or waiver is sought.

           27. CHOICE OF LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of Minnesota without regard to conflict of law principles.

           28. SEVERABILITY. The provisions of this Agreement shall, where possible, be interpreted so as to sustain their legality and enforceability, and for that purpose the provisions of this Agreement shall be read as if they cover only the specific situation to which they are being applied. The invalidity or unenforceability of any provision of this Agreement in a specific situation shall not affect the validity or enforceability of that provision in other situations or of other provisions of this Agreement.

           29. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be considered an original.

           30. NOTICES. All notices given pursuant to this Agreement shall be in writing and shall be delivered by hand or sent by United States registered mail, postage prepaid, addressed as follows (or to another address or person as a party may specify on notice to the other):

               (i)  If to Sellers:

                    c/o The Somerset Group, Inc.
                    2800 First Indiana Plaza
                    135 North Pennsylvania Street
                    Indianapolis, Indiana 46204

                    Attention:  Robert H. McKinney

                    with a copy to:

                    Kendall C. Crook
                    Bose, McKinney & Evans
                    2700 First Indiana Plaza
                    135 North Pennsylvania Street
                    Indianapolis, Indiana  46204

               (ii) If to Buyer:

                    Fabcon, Incorporated
                    6111 West Highway 13
                    Savage, Minnesota 55378

                    Attention:  David W. Hanson

                    with a copy to:

                    Steven C. Kennedy
                    Faegre & Benson
                    2200 Norwest Center
                    90 South Seventh Street
                    Minneapolis, Minnesota  55402

            31.   SELLERS'  KNOWLEDGE.   Any  reference  in  this
Agreement to a Seller's or Sellers' knowledge or similar language shall be regarded as limited to the knowledge of Sellers' management.

           IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date and year first above written.

BUYER:                        FABCON, INCORPORATED

                                    s/ David W. Hanson
                              By  David W. Hanson
                                   Its President


SELLERS:                      THE SOMERSET GROUP, INC.

                                    s/Marni McKinney Jakubovie
                              By  Marni McKinney Jakubovie
                                   Its  President


                              PRECAST CONCRETE SYSTEMS, INC.

                                     s/Joseph M. Richter
                              By  Joseph M. Richter
                                   Its  Assistant Secretary


                              CONCRETE CARRIERS, INC.

                                     s/Marni McKinney Jakubovie
                              By   Marni McKinney Jakubovie
                                   Its  Chairman


M1:0010552.05